Exhibit 21.1

Subsidiaries of Globus Medical, Inc.

Subsidiary	Jurisdiction

Globus Medical Aviation LLC	Pennsylvania

GMEDelaware 1 LLC	Delaware

GMEDelaware 2 LLC	Delaware

Globus Medical India Private Limited	India

Globus Medical GmbH	Switzerland

Globus Medical South Africa	South Africa

Globus Medical Poland Sp. z o.o	Poland

Globus Medical Australia Pty Limited	Australia

Globus Medical UK Ltd	United Kingdom

Globus Medical Belgium BVBA	Belgium

Globus Medical Germany GmbH	Germany

Globus Medical Denmark ApS	Denmark

Globus Medical Sweden AB	Sweden

Globus Medical Israel Ltd	Israel